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                                                                    Exhibit 21.1

              DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES

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
Entity Name                                            Jurisdiction
-----------                                            ------------
Registrant:

Diversified Security Solutions, Inc.                   Delaware

Subsidiaries:

Henry Bros. Electronics, Inc.                          New Jersey

Viscom Products, Inc.                                  Delaware

HBE Communications, Inc.                               New Jersey

Henry Bros. Electronics, Inc.                          California

Corporate Security Integration, LLC                    Arizona

National Safe of California, Inc.                      California

HBE Central Management                                 New Jersey
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